EXHIBIT 99.1

Neurobiological Technologies Raises $19.4 Million in Private Equity Financing

RICHMOND, Calif., Mar 2, 2004 /PRNewswire-FirstCall via COMTEX/—Neurobiological Technologies, Inc. (NTI(R)) (Nasdaq: NTII) today announced it has entered into a definitive agreement for a $19.4 million private placement of 3,880,000 shares of common stock at a price of $5.00 per share. Investors will also receive warrants to purchase an additional 582,000 shares of common stock at a price of $6.73 per share. The transaction is expected to close promptly upon the company’s receipt of funds.

“This financing significantly strengthens NTI’s balance sheet and provides the financial resources to enable us to actively pursue broadening our pipeline by in-licensing or acquiring products that should add tangible value to the company’s growth and development,” Paul E. Freiman, President and Chief Executive Officer, said. “We are extremely pleased with the high caliber of institutional investors participating in the private placement.”

Merriman Curhan Ford & Co. acted as sole placement agent in this transaction. The shares were offered in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, NTI agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early-and later-stage drug candidates that target major medical needs and that can be rapidly commercialized. The company’s management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the company’s ability to broaden its product pipeline and growth and other risks detailed from time to time in Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent management’s judgment as of the date of the release. The company disclaims, however, any intent or obligation to update these forward-looking statements.